                                  EXHIBIT 10.8

                       AGREEMENT FOR WORKING CAPITAL LOAN

(For the use of Domestic Advance Payment, Bill Discounts, and Export Working Capital Loan, Export Loan, General Working Capital Loan, Material Purchase Loan, and so on)

The Borrower and the Guarantors agree to obey the following terms and conditions to apply for the loan with the Bank:

1. The amount of the loan is FIVE MILLION NTD only. The loan account (item) is (intentionally blank).

2. The period of loan is from September 10, 2002 to September 10, 2003. The Borrower shall submit the debt acknowledgement or/and bill notes to apply for the circulatory use. Each loan shall not be longer than 12 months (or (intentionally blank)days).

3. 1) The interest of bill discounts shall be paid upon application. The interests of other loans shall be paid monthly according to the loan account as follows:

     (1) The interest rate of domestic advance payment is (intentionally blank)% annually. The adjustment of it shall be handled according to 2).

     (2) The interest rate of bill discounts is (intentionally blank)% annually. The adjustment of it shall be handled according to 2).

     (3) The interest rate of export working capital loan is (intentionally blank)% annually. The adjustment of it shall be handled according to 2).

     (4) The interest rate of export loan is (intentionally blank)% annually and is paid monthly in NTD. Upon the adjustment of the Central Bank's export loan discounting rate, the rate of the new loan shall be the adjusted rate plus (intentionally blank)% annually.

     (5) The interest rate of Working Capital Loan is7.9% annually. The adjustment of it shall be handled according to Article 3 of 2).

   2) The adjustments of the interest rate:

     (1) Fixed rate

     (2) From the next date of every (intentionally blank)month, the rate shall be the Bank's primary loan rate plus/minus (intentionally blank)% annually.

     (3) Upon the adjustments of the Bank's primary loan rate, the rate shall be the new primary rate plus/minus 0.52% annually starting from the adjustment date.

     (4) Other agreed adjustments:

4. Upon the Bank's financial straits after the sign-up of this agreement, the Borrower agrees to the adjustments of the loan period and amount by the Bank as well as to the mutually agreed interest rate despite the contracted rate of clause 3.

5. When each loan matures or is regarded mature, the Borrower and the Guarantors agree to make immediate payments and shall make overdue payments, if any, according to the contracted interest rate.

1. Penalties: Upon inability to pay for the debts when due, overdue interests shall be paid. Moreover, 10 % will be added to the interest rate for the first six months as the penalties for violation of the contract. For loan overdue for more than six months, 20 % will be added to the interest rate for the more-than-six-month part.

6. Penalties: Upon inability to pay for the debts when due, overdue interests shall be paid. Moreover, 10 % will be added to the interest rate for the first six months as the penalties for violation of the contract. For loan overdue for more than six months, 20 % will be added to the interest rate for the more-than-six-month part.

7. Within the contracted amount and period, the borrower may apply for the combined use of the domestic advance payments (notes receivables working capital loan), bill discounts, export working capital loan, export loan, and other items.

8. Upon the application for the loan, the Borrower agrees to endorse and transfer the bills to the Bank and to open an account for loan allowance (savings account No (intentionally blank) for the Bank's accounting convenience. Upon the maturity of the bills, the amounts collected shall be credited to the said account first and then pay off the debts at one time or by installments via remittance. Upon the reimbursement of the discounted bills, the Bank may refund the money or reimburse other debts. The Bank may require the Borrower to change the bill prior to presentation. If the bill fails to be cashed, the Borrower shall pay in cash immediately. The Borrower and the Guarantors agree to assume the responsibilities before the amount is completely collected.

9. The Borrower and the Guarantors agree to make immediate payments upon the discounted bills fail to be acknowledged, accepted, or paid when due.

10. Upon the application for export loan or export working capital loan, the Borrower agrees that the foreign exchange from export negotiation or collection shall be converted into NTD at the spot rate at the negotiation date or the date of the collection amount remitted to pay off the principal and interests.

11. The Borrower and the Guarantors agree that each export loan shall be processed according to the Central Bank Export Loan Discounting Principles. Upon the inability to pay off the export loan according to the previous clause10, the interest rate shall be the Bank's then primary rate plus/minus (intentionally blank) %annually, starting from the original date of loan, and the accrued interests shall be paid. Interests, above-mentioned overdue interests, and contracted penalties for breach shall be added when overdue payments occur.

12. If the amount of the bills, purchase order, and L/C submitted under this agreement is collected prior to maturity, the Borrower and the Guarantors agree to the earlier payback by the Bank.

13. The Guarantors agree to take the responsibilities for the Borrower's debts incurred from the agreement. The guaranteed responsibilities shall not be discharged because of the lack of Guarantors' signature on application forms, debt notes, bills, or other certificates submitted by the Borrower.

14. Both the Borrower and the Guarantors agree to regard the additional " Loan Agreement" as part of this agreement.

15. The Borrower agrees that the monthly interests shall be remitted from the Borrower's (intentionally blank) deposit account, account no. 019118006909, without the request of the deposit book, withdrawal slip, or paying certificates like signed bills or checks. The Borrower shall take the responsibility for any dispute with the third party while the Bank has no responsibilities for it. Upon deposit insufficiency to pay for the interests, the Borrower shall go pay for it and the breach penalties. Further, the Borrower shall give the Bank immediate notice upon change of the remittance account and apply for the change.

16. Upon the involvement of this agreement in a lawsuit, it is mutually agreed to use the court governing the location of the Bank's head office as the court of first instance.

To
Cosmos Bank, Taiwan

Borrower: Kid Castle Internet Technology Corporation
Address: 1st Floor, No.148, Chienkuo Road, Hsintien City, Taipei County

Guarantor: Wang, Kuo-An
Address: Unit 1, 4th Floor, No. 48, Nanhai Road, Taipei City

Guarantor: Chiu, Yu-En
Address: 5th Floor, No.5, Lane 75, Ningpo West Street, Taipei City

Guarantor: (none)
Address: (none)

Guarantor: (none)
Address: (none)

Date: September 5, 2002